Exhibit 99.2

Health Net, Inc.

Q2 2004 Earnings Conference Call

August 3, 2004

8:00AM PDT

Corporate Participants:

David Olson, SVP, Investor Relations

Jay Gellert, President & CEO

Marv Rich, EVP, Finance & Operations

OPERATOR: Good day, everyone, and welcome to this Health Net, Inc. conference call. Today’s call is being recorded. At this time, I would like turn the call over to the Senior Vice President of Investor Relations, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you. Good morning, everyone. During this call, we will be making forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 that involve risks and uncertainties. All statements, other than statements of historical fact, are forward-looking statements, including any earnings guidance we provide and any statements about our plans, beliefs, strategies, intentions, expectations, objectives, goals or prospects. Risk factors that may impact those statements and could cause actual future results to differ materially from currently expected results are described in our 2003 Form 10-K and our other filings with the SEC from time to time, as well as the cautionary statements in our press release issued earlier this morning.

Now, let me turn the call over to our President and CEO, Jay Gellert. Jay?

JAY GELLERT: Thank you, David, and good morning. Thank you for joining our call. I would like to review with you our progress since our first quarter conference call and outline our view as we look to the future. At the time of the Q1 call, we identified three primary challenges that were in front of us. First, we had to be certain that we had appropriately estimated our reserves in light of the process changes that we discussed on the Q1 call. Second, we had to increase premiums in the near term to address our higher-than-expected health care costs. And third, we had to deliver on our promise of a lower headcount and reduced G&A expenses.

What’s most important about today’s announcement is that the second quarter demonstrated meaningful progress on each of these three points. The reserve situation is clearer, though we continue to act in a cautious manner. Price increases for the second quarter and those already booked for the second half are in line with our plan, and we’ve driven down G&A as expected.

So first and most importantly, there are clear signs of reserve stabilization. All signs point to the fact that the substantial increase in paid claims this quarter and last are being caused by process changes we’ve talked about last quarter, and are not the result of additional health care cost trend issues. Consistent with our accelerated processing, paid claims were again high in the second quarter, actually $150 million higher than the second quarter of last year and even $13 million higher than Q1.

Claims paid on the first half are up, our inventory is younger, and payments are for more recent dates of service compared to prior quarters. Thus, our experience is in line with our expectations.

Despite paying so much more, IBNR is still set at a level $40 million higher than it was at year-end, and days claims payable have increased over Q1. Reserve restatements for 2003 and before were minimal in the second quarter.

As it relates to 2004 dates of service, we are continuing to maintain our cautious approach. We are not yet fully adjusting our assumptions for changed circumstances as they relate to ‘04, until we get another few months of experience. This led us to increase reserves specifically for ‘04 dates of service in the second quarter by $13 million, or by an amount equal to $.07 a share. So, based on this information, we believe that the reserve situation is clearing, and that we are in a very solid position to help build towards a strong second half of ‘04.

Now, let’s move to the second key challenge, pricing. We did see some slight improvement in this quarter compared with the first quarter. However, only about 10 percent of our commercial book renews in the second quarter, so the larger impact of our recent pricing actions will be felt in the second half of the year. Through the first half of the year premium yields, adjusted for a benefit swing at a large account in the East and segment mix changes, are up about 9 percent, or about 8 percent without those adjustments. Based on what we have priced and our expectations for the rest of the year, the year-over-year increase on an unadjusted basis will, we believe, climb to more than 10 percent in Q3 and more than 12 percent in Q4, thanks to some very substantial July 1 renewals, some new business and our ongoing pricing discipline.

The very predictable consequence of our pricing action is enrollment decline. That’s exactly what we saw in the second quarter, and will see in the second half of the year, as well. We see this most obviously in New Jersey, as expected, and as noted in our prior call. Along with the declines, though, we’re renewing accounts in New Jersey with more favorable MCR histories, and at prices consistent with our costs. As we retain our pricing discipline, we are also experiencing some very modest attrition among groups in New York and Connecticut – in fact, about 3,000 members sequentially in Q2. The customers there seem to recognize the value of our strong products in both states, and are staying with us.

California enrollment also dipped a bit in the second quarter, but remains ahead of 2003 year-end levels. Our pricing discipline in California will likely cause further decline through the balance of the year. While the competitive pricing environment in California is pretty good, we are pricing towards the higher end of the market until we are convinced of our cost trends. In all markets, we will stand by our ‘04 pricing in order to position ourselves for a strong ‘05.

Let me stop here just a moment to talk about ‘05. The large group accounts we’ve already priced are coming in at solid premium levels. In California especially, we see a need for improvement in spread, based on our recent trends in the segment. From what we’ve got on the books so far, it looks like yields will be up 11 to 13 percent after about 300 basis points of buydown. We’re forecasting costs at this time of between 10 and 11 percent on a similar benefit-adjusted basis.

We’re also seeing some very good signs in the Northeast, with positive indications on account renewals as customers are staying with us, due in part to our Decision Power program. The early numbers on that program are exceeding our expectations. This information, coupled with recent Hewitt data, supports an early positive view on the ‘05 premium outlook. We’re also making significant progress in simplifying our benefit packages, thus helping reduce administrative complexity and reduce administrative costs.

I’d like to call attention to a current bright spot, which is our Oregon plan. It continues to perform magnificently. Commercial enrollment was up almost 6 percent sequentially and 27 percent year-over-year. Enrollment in the plan’s Medicare PPO products, part of the CMS demonstration

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project, rose to approximately 4,600 members, up from just 2,700 at the end of the first quarter, and all of that membership is profitable.

Overall, Medicare enrollment was pretty flat. Our Medicare Advantage markets are expected to show only very modest enrollment gains, just a few thousand in the second half. We’ve got some specific plans in certain markets, but at this time, seniors seemed to be confused about their choices, and are not taking advantage of the drug discount card or the full array of managed care options. Until the election, we’re very guarded with Medicare, and believe that this is the most prudent approach.

On the Medicaid front, there’s good news for Medi-Cal. We have a state budget in California, and Medicaid managed care rates were not affected. That’s an improvement from the past two years, when we’ve had to absorb rate cuts. While enrollment has dropped as the state continues to tighten eligibility, we look forward to sequential growth in the third quarter, as we start in Kern County on July 1st. We’ll start in Stanislaus County, in addition, later in the year. To date in the third quarter, we’ve added about 35,000 net new lives in Medi-Cal.

On the health care cost front, the story remains pretty much the same. Physician and pharmacy costs are growing in the single-digit range, and we expect that to persist throughout ‘04. Inpatient and outpatient hospital costs are growing in the low to mid-teens, which represents a bit of a slowdown from ‘03. The primary issue remains unit costs, and our contracting teams are working hard to address the challenge. There are some encouraging signs that the year-over-year rate of growth in California hospital unit costs was about 300 basis points lower than last year.

Our Federal Services unit remains a bright spot for Health Net. The transition to the new North contract is moving along well. We began operations July 1st in the states that used to be in Regions 2 and 5. The Region 1 transition is scheduled to occur on September 1. TRICARE revenues continue to run high, a direct consequence of the ongoing military operations in Iraq and Afghanistan. We expect revenues to remain high in Q3 but drop in Q4, once these transitions to the new contracts are complete.

As we’ve noted before, the new contract carves out pharmacy and the TRICARE For Life program. That said, revenues should grow on a going-forward basis, as military activity remains high and as more reservists are added to the program. There are some accounting changes we will implement in Q3 to conform to the new TRICARE contract, and Marv will walk you through these in just a few moments. We all are proud of our TRICARE program and the contribution it makes to our military people around the world.

Third, I’d like to call attention to our very strong G&A performance. Marv will talk about it in more depth. Let me just say that at 9.4 percent, the administrative ratio is at the lowest level in my eight years with the company. We reached this level without fully realizing the effect of our headcount reduction. As we’ve said before, G&A will continue to be a focus and, over time, a compelling competitive lever.

In summary, I’d say that the progress we’ve made on these three fronts gives us confidence going into the second half. We expect no further reserve issues, given the cautious approach we have taken and our initial look at July patterns. That, combined with the pricing we’ve already seen for Q3 renewals, gets us into the range we’ve established for Q3 without the benefit of health care initiatives and additional claims experience. This is where we wanted to be as we entered the second half and as we looked ahead to 2005.

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Let me now speak for a moment on three new and very important management appointments made recently. In bolstering our management team, we were both helping to address near-term issues and to prepare for growth in ‘05 and beyond. Steve Lynch, who’s done a remarkable job in Oregon, is now COO of the Western region, incorporating both California and Oregon. In just a few short weeks, he’s already had a positive impact, and we look forward to Steve making significant contributions in this new and expanded role.

Steve Nelson, who had run our Senior Products Division, is now the COO of the Northeast. With all the challenges we face there, Steve adds important strength to the team. Working with Jeff Folick, he’ll complete the process of enrollment rationalization and help the plans return to their previous profitable level. Steve has solid experience at one of the leading companies in managed care, as well as with us, at another leading company in managed care, and I know we are all very confident that he’ll be successful in his new role.

Finally, with Steve joining our Northeast team, Jerry Coil, who’s done a fine job running our behavioral health subsidiary MHN, is going to take on an expanded role by running the Senior Products Division and the Health Net Life company. Jerry’s success at MHN gives us great confidence that his leadership in these areas will help us to expand our scope in the coming months. He’s done a great job at MHN, he’s added a lot of new business, especially in the EAP area, and his profit performance has been exemplary.

These three leaders augment our management team in important ways, and help point to the future. We believe that we have done what is necessary for us to achieve significant improvement in the second half, and to focus on a strong 2005 and sustainable growth beyond. So we think we’ve weathered the worst of the storm and are getting back on course. The reserve situation is stable, and the signs are positive. We’re getting the pricing we need to generate improvement in second half earnings versus the first half, and we are reducing G&A expenses, as promised.

In sum, we’ve accomplished a lot in the second quarter, remain cautious as we look to the future, and can now focus on showing all of you what we can do in the second half while preparing for a strong ‘05. On behalf of the approximately 8,500 men and women who work hard every day to get Health Net back to where it belongs, I thank you for your support, and now turn the call over to Marv.

MARV RICH: Thanks, Jay. We made very encouraging progress this past quarter. As expected, many of our key ratios improved. Most notably, our administrative ratio was 9.4 percent in the second quarter – as Jay has said, the lowest it’s been in many years.

Our earnings per share from continued operations were $.36 in the second quarter, including the full effect of $17.4 million in severance. Excluding the severance charge, we earned $.46 a share. Operating cash flow in the second quarter of this year was $12.5 million. As we noted on the first quarter call, our full year cash flow is expected to be lower than last year, due to timing issues related to TRICARE. We have plenty of cash, both at the regulated subsidiary level and at the parent, to fund all of our needs and to continue to buy back stock.

Looking at key metrics in the second quarter, both our health plan MCR ratio and our government contract ratio improved from the first quarter of 2004. The health plan MCR was 86 percent in the second quarter of ‘04, 160 basis points better than Q104. As I mentioned before, our administrative ratio in the second quarter of 2004 was 9.4 percent, an improvement of 60 basis points from Q1 of this year, and 90 basis points better than Q2 of ‘03. The year-over-year improvement was partially due to expenses and revenue eliminated late last year by the sales of our Employer Services and Dental/Vision divisions. Excluding those two divisions from our 2003

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results, our Q2 2004 admin ratio still would have improved by 40 basis points from the second quarter of ‘03. Even though our administrator ratio is, we believe, the lowest among our competitors, we continue to invest appropriately in our operation, systems and risk management divisions.

Before I give you an update on our One System results, I would like to share with you some efficiencies we’ve implemented in our facilities and print division. Excluding our TRICARE operations, over the past two years we’ve reduced the number of our offices by 33 percent from 102 to 68. By consolidating sites, maximizing our space utilization and renegotiating leases, we reduced our rent and related expenses by $10 million on an annual run-rate basis. In June, we awarded a five-year print contract for all of our print operations to a single vendor. We expect to save almost $9 million a year under this contract.

On the One System front, we have accomplished a great deal since we began Health Net One project. In the second quarter, we completed common customer service system, common credentialing and launched our new Web site. To date, we have already completed consolidated financial systems, common capitation, common member repository and provider database, sales system, electronic enrollment and billing and integrated voice recognition, as well as the conversion of Arizona’s two claims systems. I mentioned on the last call that we pushed out the completion of the Oregon and California claims conversion until next year, in order to focus on the 38 Northeast systems initiatives. All but five of these initiatives have been completed, and those five will be implemented this month. These initiatives will and have helped us meet our target of ongoing reductions in our expense structure.

Now, I’ll comment on some additional metrics and P&L and balance sheet items. Our debt-to-total capital ratio was 22.6 percent in the second quarter of this year, the 10th consecutive quarter we’ve been under our target of 30 percent. You’ll recall that in February, we entered into a long planned interest rate swap contract, converting our $400 million fixed-rate senior note to a variable rate. As a result, our interest expense declined by $2.5 million in the second quarter of this year, compared to the second quarter of last year. Our capital expenditures were $11 million in the second quarter, and we continue to expect CapEx spending for 2004 to being in the range of $55 to $60 million. The government receivable ended the second quarter at $129 million, an increase of $8 million from March 2004. The government receivable is anticipated to remain between $100 and $150 million through year-end.

Under our new TRICARE contract, two new balance sheet accounts will be established. The first new account will be to record the liability for health care costs incurred but unreported and unpaid. The second will be to record the amount due from the government for this liability. These balances, the receivable and the payable, will be in the same amount. Since health care delivery began in July, the first time you’ll see these balances will be recorded in Q3.

Finally, our cash and investment balances decreased by $106 million from Q1 to Q2 of this year, primarily due to an increase in the benefit reserve account, which we were required to set up under the current TRICARE contract to pay run-out of claims. We repurchased 127,000 shares during the second quarter, and have repurchased 17.8 million shares since the inception of our share repurchase programs. Our diluted shares outstanding were 113.5 million in the second quarter of this year, compared to 114.3 million in Q1 of ‘04 and 118.6 million in Q2 of ‘03. For modeling purpose, you should use 113 million diluted shares for the year.

Given our performance in the second quarter and our progress on our initiatives, we continue to be well positioned to achieve our objectives for this year.

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Now let’s start the Q&A.

Questions and Answers

OPERATOR: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question today, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are joining us today by speakerphone, please make sure the mute function is turned off to allow your signal to reach our equipment.

We’ll proceed in the order you signal us and we’ll take as many questions as time permits. Once again, press star one if you have a question. We’ll pause just a moment as you signal us.

OPERATOR: Our first question comes from Josh Raskin at Lehman Brothers.

JOSH RASKIN: Hi, thanks. Good morning. First question — on the claims payment, it sounded like you paid $150 million of additional claims this quarter. And I guess on a year-over-year basis, it was $20 or $30 million, I guess, sequentially. How should we think about the speedup of claims payment that you guys were starting, I guess, when we last talked in April? Could you give us maybe some inventory, some claims inventory metrics that would be helpful to track going forward?

JAY GELLERT: Josh, first of all, I think the number sequentially is $13 million. I think that the metrics that we’re tracking are really three. One is we’re looking at the reduction in the number of claims that were previously denied for insufficient information. That’s down by about 75 percent from where it was in early Q1. So that gives us evidence that we’re seeing much more rapid flow-through of those claims than previously.

Secondly, we’re looking at the age of the inventory we have within the company. And the first two months’ inventory is up significantly as a portion of the overall inventory.

And third, we’re looking at the dates of the claims that we’re paying, and that’s moved forward pretty significantly. So those are really the three metrics we’re using in order to establish where we are.

MARV RICH: I would add that across all the health plans that you have less than 1.5 percent of date of receipt over 30 days. That’s significantly down, and we will continue to push that down below 1 percent.

JOSH RASKIN: The date of receipt — that’s from the date of service?

MARV RICH: Date of receipt.

JOSH RASKIN: Oh, date of receipt through process.

Okay. I just have a second question, on the cash flow. Were there any sort of one-time timing issues? A little surprised; I guess in the first quarter, we’d had a big outflow, and I think you guys had mentioned the timing of CMS payments, as well as the receipt of a Medi-Cal payment that came in April. I’m just wondering why that didn’t reverse, or is that what kept it sort of flattish vis-a-vis the additional payment of claims?

JAY GELLERT: It kept it flat vis-a-vis the initial payment of claims. It’s also the paydown on the TRICARE contract, which will affect us throughout the whole year.

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MARV RICH: And the funding of the TRICARE benefit reserve of $73 million.

JOSH RASKIN: Okay. So the TRICARE reserve was $73 million. And then, what was the paydown, I guess, the additional paydown on the TRICARE?

JAY GELLERT: We can get you that number, but we’ll get that —

JOSH RASKIN: I’ll call David off-line.

JAY GELLERT: Yes. We’ll get that to you.

JOSH RASKIN: Okay, thank you.

OPERATOR: Our next question comes from Charles Boorady at Smith Barney.

CHARLES BOORADY: Thanks, good morning. First, I’m wondering could you build to the 3Q and 4Q sequential wrap-up from the second quarter, in terms of how much of that comes from new revenue growth and how much from med loss ratio improvement and how much from admin improvement?

JAY GELLERT: It’s really quite simple. It basically is about a 2 percent increase in — I guess it’s basically about a $5 increase in the commercial PMPM that we’ve already booked. Then, if you eliminate the $13 million restate that was absorbed in Q2, and that gets you into the range, and that doesn’t even include the effect of the medical initiatives and some seasonality, which are built into our plan.

CHARLES BOORADY: Okay. And you’ve achieved the $5 increase — is that $5 sequentially from 2Q to 3Q?

JAY GELLERT: It is.

CHARLES BOORADY: And again to 4Q?

JAY GELLERT: No. To get to 4Q, you need — it’s about a couple of bucks. And we’ve gone through and reviewed the July experience we have to date, and are feeling good about the revenue number. In fact, it even looks a little higher, but we’re being conservative at this point.

CHARLES BOORADY: And to get there, what percent renews in the third quarter? I know July 1 is a big renewal. What have the renewal increases been, versus new account signup increases, on the commercial —

JAY GELLERT: Marv is looking, but I believe that it’s between 25 and 30 percent re-up in Q3, mainly in July. And I guess what we’re looking at, and I probably — we’re seeing increases in the mid-teens on the West Coast, and in New Jersey in the 18 percent range, and in the mid-teens in the rest of the East. And when we model it, the effect of the whole thing is about a 200 basis point increase in year-over-year premiums, when you compare Q3 to Q2.

So the reason, I think, that we feel good about our guidance going into Q3 is it’s really premised largely on the revenue that’s been booked, so that that’s kind of the basis of the transition.

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CHARLES BOORADY: I see. So as the year plays out, if this is just one quarter, if the $5 is one quarter’s impact, and in the quarter we’ve got 25 percent of your business renewing. So projecting out over the next year, does that mean next year, the PMPM commercial premiums would be about $20 higher year-over-year from Q2 of ‘04?

JAY GELLERT: I don’t think we’re at a point yet where we can say that. I did say that, of the early evidence of the large group renewals, primarily on the West Coast, we’re seeing 11 to 13 percent with 300 basis points of buydown. But I think that — David just corrected me to make it clear that after 300 basis points of buydown, we are seeing 11 to 13 percent. And so that’s above trend, but I don’t think we’re ready to make a call on our overall premium increases until probably the next call.

CHARLES BOORADY: You mentioned you saw July data that was encouraging so far. It’s only August 3, so how complete is the July data? And can you share with us, based on what you saw for July, if that continues to play out in August and September, does that get you to the midpoint of your third quarter guidance?

JAY GELLERT: We look at the claims data on a daily basis now. The metrics that I listed for Josh and that Marv listed, we all look at daily. So, while we don’t have the triangles completed, and we can’t come to a conclusive position on July, we have a pretty good sense of what we’re seeing. And what we’re seeing gives us comfort to the midpoint of our range.

CHARLES BOORADY: Okay. And just any direction on MLR, SG&A? SG&A — where you think it stays for 3Q and 4Q, and so is the margin improvement more on the MLR line?

JAY GELLERT: Yes; the margin improvement is on the MLR line. We could even get 10 or 20 bps of deterioration in SG&A as we move into the open enrollment season, so the guidance we’re giving is the result of those revenue increases, which naturally reduces the MLR.

CHARLES BOORADY: Is it fair to characterize — not to put words in your mouth — that you’ve kind of turned the corner, Jay? Do you see that you’ve clearly turned the corner, or do you still feel like there’s some potential issues that still need to get worked out?

JAY GELLERT: Well, there are always issues that need to get worked out. I think we’ve tried to be cautious, because I think probably, just as probably a double-dip recession would not be a very favorable thing for the President, any kind of double-dip experience would be very unfavorable for us. But I think we’re optimistic that the pieces are going in the direction we articulated, but I think we want to stay cautious, as we have, to make sure that we don’t have a negative surprise going forward.

CHARLES BOORADY: Sounds prudent. Thanks, Jay.

OPERATOR: Our next question comes from William McKeever of UBS.

WILLIAM McKEEVER: I just wanted to drill down on the Medicare business. You’ve mentioned some confusion in the marketplace. Is it because there’s so many options for seniors, or is it because the HMOs exited the market and the seniors are worried that that might happen to them again?

JAY GELLERT: I think that the biggest problem is there’s so much confusion in the marketplace. I think that many people joined Medicare Advantage plans for the drug benefit, and they don’t understand what the benefit’s going to be in the future. I think that all the controversy has led

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seniors to just defer making decisions until they get some clarity, and I also think there’s some questions about what happens in ‘05. So I think that the strength of the programs and the value of the programs offered to seniors is in some ways being undermined by the confusion.

WILLIAM McKEEVER: Okay, thank you on that. And then, just on the cost trends in the Northeast and New Jersey, what have you seen recently with the hospitals there? They certainly were being aggressive with unit costs. Any letting up as you go into ‘05?

JAY GELLERT: Well, I think that we’ve been towards the high end of the range, and I think that compared to where we’ve been, we’re seeing some letup in our trend. And I think we’re hopeful we can get into the range of normalcy going forward. That would involve, though, some kind of single-digit trends in those places for ‘05. And if we can resolve some of the outstanding kind of issues we have with them, we think that there’s an opportunity to do that.

WILLIAM McKEEVER: Okay, thank you.

OPERATOR: The next question is from Matthew Borsch at Goldman Sachs.

MATTHEW BORSCH: Hi. Thank you. Firstly, I just wanted to understand on your guidance for the remainder of the year. I noticed that you are maintaining the high end of the range, and if I look at $.77, the high end of the third quarter, am I doing the math wrong in getting to $1.15 for the fourth quarter?

JAY GELLERT: I assume you’re doing the math right.

MATTHEW BORSCH: Well, I think I am.

JAY GELLERT: It wouldn’t be good for you if you can’t do that math. Come on, Matt. I think that the reason we’re maintaining the range “as-is” is because I think that the range we’ve given for Q3 involves kind of continued conservatism on the claims experience, and so I think we just don’t have enough data to adjust it at this point in time. But I would confirm your math is correct.

MATTHEW BORSCH: Okay. And are you still looking at a full-year 2004 health plan MCR? 84.4, I believe, was the number that you guys had discussed last quarter?

JAY GELLERT: We can get the middle of our Q3 range with an MCR in the high 83’s. And so I think that we’ll just have to do the math, because we really haven’t focused on fourth quarter as of yet. But we’ll get back to you on that. We’ve really tried to just focus quarter by quarter. David can go over some of those numbers with you. I honestly think that we basically think that we can kind of get into the range we’ve talked about with a higher MCR than that number for the full year, but we’ll have to get you the exact numbers.

MATTHEW BORSCH: Okay. And on the cash flow, is that still projected at $160 million for the year?

JAY GELLERT: I think our guidance has been 150 to 160 throughout the whole year, and we’re not adjusting it.

MATTHEW BORSCH: Got it. And lastly, on the enrollment, just curious, if I just try to back into the numbers, it looks like you had about a 20 percent lapse rate on the 10 percent of your business that renews in the second quarter, presumably as a result of the corrective pricing

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actions. If I’m looking at that right, would you expect to see the same kind of lapse rate on your business for the second half?

JAY GELLERT: No. And we had some retro deletes that went back to Q1 that colored that. So we were more anticipating net reductions in the second half of the year in the 50,000 to 70,000 member range.

MATTHEW BORSCH: For commercial?

JAY GELLERT: Yes. And I’ve not yet calculated what that means in terms of the lapse.

MATTHEW BORSCH: Thank you.

OPERATOR: Our next question is from Eric Veiel of Wachovia.

ERIC VEIEL: Just a quick follow-up on the enrollment comment there, Jay. So 50 to 70 in the last half of the year, geographically? Can you give us some indication? Is that, I assume, predominantly New Jersey? Is it all New Jersey? Is there some in other geographies that you can speak to?

JAY GELLERT: It’s in the East Coast, but we’ve also indicated that we’ll see some drop-off in California. We’ve been pricing, assuming trends with a cushion in it. And so I think we’ll see some drop-off of business in California also.

ERIC VEIEL: Okay. And then just a follow-up question, also, on the loss ratio for the back half of the year. Sequentially, third quarter is seasonally certainly a better quarter for you guys. Should we think about this improvement as the typical 2Q to 3Q seasonal improvement of — I’ll call it 140 basis points — plus the benefit of the $13 million in negative PPD from 2Q, and that’s sort of what gets you into the $.67 to $.77 range?

JAY GELLERT: Yes, that’s a good way to do it. And I think the other way you can do it is just to adjust the premiums consistent with what I said, and you get to the same point.

ERIC VEIEL: Okay. And just to be crystal clear on this, so there’s no favorable PPD assumed in that?

JAY GELLERT: None.

ERIC VEIEL: Okay, great. And then, final question — just on an absolute dollar basis, from a G&A perspective, I guess, I was thinking there could be some opportunities for that to decrease in the third quarter, given that some of the benefits of the charge you took in this quarter haven’t come through yet. But it sounds like you’re more guiding for that not to happen. Can you help walk me through some of the offsets, or maybe I was right in my initial thought there?

JAY GELLERT: I think that we’ll get some benefit as you said from further reductions in staff. But I think that they are getting prepared for open enrollment in ‘05, introducing some new products, and that those are the main things that countervail that. And so I think that there’s — and there’s a couple or so of kind of one-time things there, too. So overall, I think we’re comfortable that we’ll make it on the pricing, as I articulated, and we’re not counting on further G&A reductions in the second half of the year.

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ERIC VEIEL: And the couple or so one-time things there, too, that you referred to — a couple or so of one-time things that benefited 2Q, or there’s a couple of one-time things that are going to increase 3Q? And if it’s the latter, can you give us an indication of what those might be?

JAY GELLERT: In 3Q, as I said, we’ve got some product introduction that will cost us money, and that we’ve got marketing initiatives for the open enrollment that we’ll be investing some money in.

MARV RICH: And we did have a one-time good guy in Q2 of a hospital receivable that we booked in miscellaneous expense of $4 million, and we will not have that benefit again.

ERIC VEIEL: Alright, thanks. And on that, Marv, were there any significant realized investment gains in the quarter?

MARV RICH: No.

ERIC VEIEL: So $4 million and sort of a one-time good guy in this quarter?

MARV RICH: Correct.

ERIC VEIEL: Great, thanks.

OPERATOR: Our next question comes from Scott Fidel at JP Morgan.

SCOTT FIDEL: Hi — thanks. Good morning. I was wondering, Marv or Jay, if you could walk us through a little bit on the TRICARE revenue guidance. It’s going to be pretty difficult to model TRICARE over the next couple of quarters, so if you could help us out in terms of how you expect revenues to ramp out in Q3 versus 4Q? Then, also what you think is a good sort of run rate base for TRICARE, once you get to the new program?

JAY GELLERT: I think the revenue assumption for TRICARE would maybe go up a couple of percent in Q3, and then down by about $70 or $80 million from there in Q4. And that’s the starting point; of course. That will be adjusted by the reservists and all sorts of other things.

In terms of our forecast and the run rate issue, I think our anticipation is that there will be some ups and downs over the second half of the year, but that the second-half performance will be within $5 million on a run rate basis of the first half performance.

SCOTT FIDEL: Okay, that’s helpful. And then just a second question, just on — you gave a bit of an update on Health Net One and how, at this point, the California and Oregon conversion is tabled. Are you still sort of looking at early ‘05 as when you would renew that, or are you sort of going to just see how trends play out over the next quarter or two, and take it from there?

MARV RICH: First, there are systems that are going in literally every other week, the surround systems, because Health Net One is not just claims; it’s 23 other major systems. So we continue to do the surround systems, and we delayed the claims system — one is because of enrollment, because we’re going to implement in late Q3, and the second reason was because of Sarbanes-Oxley, and that we didn’t want to have those moving parts going on in Q4. So, in hand that the reason that we had to delay it, most importantly, was to get the 38 initiatives done for the Northeast. The numbers we talked about and the dates we talked about when we first announced the delay are still accurate. That’s February for Oregon and May for California on the claims systems. And the neat part about that — it’s not a slash/burn conversion; they stand — the common capitation system has been completed, the common provider database has been

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completed, the common membership database has been completed. So what we’re doing, literally, is just taking the brains out of the California claims system and being sure those brains are in the Northeast Health Net One claims system when we do the conversion.

SCOTT FIDEL: Okay, and then, just a final question — Jay, you already talked a bit about Medicare. But just recently, CMS did come out with some more in-depth guidance on some of the regional PPO proposals. I just wondered if you had any thoughts on the different proposals there, and if you see any of those as potentially viable?

JAY GELLERT: I think there are a lot of opportunities, and I think that the PPO opportunity is a good one that we’re interested in. And so I think that the program that CMS is introducing is a good one for beneficiaries; it allows us to offer them a real range of options.

Going back to, I think, your earlier question, I think we have to find a way to simplify the choices for seniors because I think that’s what, really, the barrier is now. And I also think — and it relates to the earlier question — I also think that they have to have a confidence that it’s an ongoing program. And right now, I think both of those things are making us invest in being ready to offer the program, but not really being in a good position to offer them aggressively into the market.

SCOTT FIDEL: Okay, thank you.

OPERATOR: Our next question will come from Ed Kroll at SG Cowen.

ED KROLL: Good morning. A couple of questions for you. Is the Northeast the only region that wasn’t profitable in Q2?

JAY GELLERT: Yes.

ED KROLL: And as far as the quarterly ramp goes for the rest of this year, would that — assuming you get to, let’s say, the midpoint of the $2.15 – $2.50 full-year guidance, would that necessitate Northeast being profitable in Q4?

JAY GELLERT: Yes. And one more comment, Ed. On a run-rate basis, the Northeast would roughly break even in Q2, so it’s not a Herculean effort to get to that point.

MARV RICH: And we are already seeing the results of the 33 initiatives that are coming through, both on the MCR line and on the admin line.

JAY GELLERT: And the pricing that I talked about is coming through and documentable, so I think that the run rate for the Northeast in ‘04 is only slightly negative in the first half of the year, and so the opportunity for some reasonable profitability there in the second half exists.

ED KROLL: Alrighty. And just philosophically — or choose a better word if you like — on share buyback, your stock is down, was down during the second quarter. You look to be in a pretty good cash position, though you didn’t generate a whole lot of operating cash. You’ve explained why, in Q2. I’m just surprised you didn’t buy back more stock during the quarter. If you can just give any color you like on that observation?

JAY GELLERT: I think, philosophically as well as substantively, we’ve been very cognizant of the need to exercise caution in everything we do. I think that there’s some history in this sector of people buying back stock before they’ve kind of secured their position, and I think we wanted to get through these three months in order to do that. And I think, now that we see some stability

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here, in terms of the reserve situation, and some visibility in terms of the second half of the year, we’re more confident entering the market. But I think one of the real skepticisms that we have to overcome, and particularly from rating agencies, is until you’re sure, jumping in and buying back stock has led to some negative events in this sector. So our goal was to really get clear that we understood where we were, and we had some visibility for the future so that we didn’t get ahead of ourselves in any area. I think we’re at a point now where we’re open to looking at that on an opportunistic basis.

MARV RICH: And to back up your first comment, Ed, we have $192 million of discretionary cash at the corporate level, which does not include the $130 million benefit reserve; that’s restricted cash. That’s for the run-out of the TRICARE contract, and that balance will go down next quarter from $130 to $45 million. So yes, we have plenty of cash.

And on the authority, we have $97 million left on our authority.

ED KROLL: Okay. So then we can almost view it — and appreciate all the comments you made, Jay and Marv — that, perhaps as we would see the level of the buyback increase, that would be a good indicator of your own confidence level in the improvement plan’s success. Is that a fair statement?

JAY GELLERT: Well, I think that the buyback is depending on price and opportunity and things like that, but I think that it’s fair to say that we feel a lot more comfortable about our position and are better positioned to opportunistically buy back than we did three months ago when we talked to you.

ED KROLL: Okay, great. And then just one other thing. I kind of missed a comment — what Marv referred to as a good guy. I think it was $4 million at the admin line. Was that a one-time benefit?

MARV RICH: Correct.

ED KROLL: And what was that for?

MARV RICH: It was the hospital receivable that we were able to cure.

ED KROLL: I got it. Thank you very much.

OPERATOR: Next question is from John Rex at Bear Stearns.

JOHN REX: Yes, thank you. Last quarter, you spoke also to an aggregate medical cost trend for just the commercial business. So if you X’ed out some of the moving parts, and I think you referred to kind of a 10 percent aggregate commercial trend, and I wanted to compare that to where you view it now on a rolling 12 basis.

JAY GELLERT: You mean the year-over-year trend —

JOHN REX: For commercial.

JAY GELLERT: — that we’ve seen. And this, again, is not the booked, but you’re asking, really, to take out the restates and do the actuarial trend?

JOHN REX: Yes.

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JAY GELLERT: What we’re seeing is in the 9 to 10 range, as our trend.

JOHN REX: So you edged down a bit from what you were seeing on the rolling 12 last quarter, on commercial?

JAY GELLERT: Yes; I think that the numbers look a little bit better, yes.

JOHN REX: You mentioned in the press release and in your comments that you were encouraged on what you were seeing in facility trend. Where is that occurring? Is that in pricing, unit pricing, or is it utilization or a combo?

JAY GELLERT: It’s unit pricing, primarily, in the West Coast for ‘04. And we’re seeing some positive signs in the East Coast for ‘05.

JOHN REX: And can you just tell us what was the commercial MCR in the quarter, so we can interpolate a bit about what you’re looking for in Q3?

JAY GELLERT: Let us look at it, and we’ll get that back to you.

JOHN REX: Okay, great. Just one final thing. I just want to clarify, what is your full year tax rate guidance?

MARV RICH: 39.

JOHN REX: 39. Okay, thanks.

OPERATOR: And our next question will come from Joe France at Banc of America Securities.

JAY PENN: Hi. Good afternoon. This is Jay Penn for Joe France. I apologize if you had answered this before, but was there any prior-period development in the period?

JAY GELLERT: Yes, we did. We indicated that there was deminimus prior-period development for 2003 and before, and that we decided to maintain a cautious outlook on reserves and added $13 million for ‘04 dates of service.

JAY PENN: $13 million for ‘04?

JAY GELLERT: Yes.

JAY PENN: Now, not to beat this MCR to death here, but am I correct in understanding that for the second half of the year, you see the MCR ratio potentially going as low as the high 83 percent range, and that’s basically due to some seasonality?

JAY GELLERT: No, it’s due primarily to the rate increases that I quoted earlier in the call. If you apply the rate increases and subtract the restates, you basically get to the MCR assumption for Q3, in the middle of the range. Then, if you add the premium increases I articulated for Q4, and some limited impact of the initiatives we’ve talked about, you get there again.

JAY PENN: Okay, and one last question. What was the after-tax amount of the charge, of the severance charge?

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JAY GELLERT: The after-tax amount — it would be 61 percent of $17.4 million, but I don’t have a calculator.

JAY PENN: Okay. Thank you very much.

OPERATOR: We have a question from Keith Goodman at Glenhill Capital.

KEITH GOODMAN: Hi guys. I just wanted to follow up one question on the stock buybacks. Can you give us an idea of how many shares you’ve bought back since the end of the second quarter? And then the other question would be the $150 million in incremental claims payments — can you give us an idea — you said that was from the accelerating length of time. I guess the length of time is shortening. How much time is it taking you to pay a claim this year, from date of receipt to payment, versus last year?

JAY GELLERT: Let me answer the second question first. We’ll have to get you that exact number. We have it, but we don’t have it here. Part of the $150 million is versus Q203, and it’s the result of reductions in inventory from that point in time, the change in the process which we have articulated. And we can get you the exact data upon which that’s based.

With regard to the issue of the buyback, we’ve been in a blackout period until three days from today, so we deminimusly bought back —

MARV RICH: Through Q2, on the two programs we’ve bought back 17.8 million.

JAY GELLERT: The question was since —

MARV RICH: Oh.

JAY GELLERT: Yes. In July, we’ve been in a blackout period. We put in place a 10b5 program, but unfortunately we set the price target too low, so as a result we bought a limited amount, but we did buy in July.

MARV RICH: 127,000.

JAY GELLERT: We bought 127,000 shares in July.

MARV RICH: No. Second quarter. (multiple speakers).

DAVID OLSON: 127 —

JAY GELLERT: I’m sorry. Stick with me. Let me get the answer — we can get you the exact number.

KEITH GOODMAN: So you guys had the 10b51 in place —

JAY GELLERT: Yes, we did.

KEITH GOODMAN: — since you went into the blackout period?

JAY GELLERT: Yes. And we’re done with the blackout period Friday.

KEITH GOODMAN: Got it. Thank you.

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OPERATOR: And moving on, this next question is from Christine Arnold with Morgan Stanley.

CHRISTINE ARNOLD: On the $13 million in prior-period negative development from the first quarter, was that all hospital? And which regions and products did that relate to?

JAY GELLERT: It was both. I don’t think I have the exact numbers right in front of me. It was split throughout the company, primarily in California and the Northeast.

CHRISTINE ARNOLD: Okay. And then you have about 30 or 35 percent of your hospital costs up for renegotiation in the next 12 months, the lot effective 1-1-05. You made positive commentary about your unit costs. Are you saying that hospital unit costs are decelerating under these new contracts? And if so, by how much?

JAY GELLERT: Well, the hospital unit costs, at this time, seemed to be decelerating in the East for ‘05. I need to get you the exact numbers, because I don’t have them right in front of me. But we’re seeing evidence of single-digit unit cost trends in the Northeast — again, though, from a higher level than traditional. We can get you more specific numbers. I think we probably want to wait another couple of months to get them full.

In California, we’re seeing some deceleration, but I don’t really have the exact numbers as of yet.

CHRISTINE ARNOLD: So maybe it’s too early?

JAY GELLERT: It’s too early to be definitive. Directionally, I feel pretty good about what I’m saying. But the exact numbers I don’t have right in front of me.

CHRISTINE ARNOLD: Okay. You had a $73 million increase in your government contract expenses. Was that sequential or year-over-year? And where was that? Was that in the government payables? Did I mis-hear that? I could have just mis-heard it.

JAY GELLERT: No, Marv was speaking about the establishment of an independent benefit reserve, which is on the balance sheet in other assets, which is required by terms of our agreement with the government. So it’s a balance sheet issue, not a P&L issue.

CHRISTINE ARNOLD: Okay. In other assets and — okay, got it.

MARV RICH: Well, it’s 130 now. In Q3, it will be 45.

JAY GELLERT: Because it’s a segregated account to pay down the outstanding claims of the prior contracts.

CHRISTINE ARNOLD: Okay, but that’s not in the regular medical payables — it’s in the special line item.

JAY GELLERT: Yes, because by contract, it has to be segregated.

CHRISTINE ARNOLD: Okay. So final question is, it looks like the benefits of restating the first quarter, the first quarter was really $.40, not $.47. What was your medical cost trend, first quarter of this year over first quarter of last year, all restated, from a commercial book?

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JAY GELLERT: Well, the effect of the $13 million would be about 50 bps. So when we were talking about 10 — you know, if these claims — again, our goal here was to be cautious in what we did. And to the degree that it bears out, it’s another 50 bps, so 10.5 percent.

CHRISTINE ARNOLD: Okay, so a 10.5 percent medical trend first quarter, and your assumption is it stays at 10.5 second half of the year, and you just get the yield improvement. Is that true, or do you expect —?

JAY GELLERT: Yes. We’re not counting on a reduction in the overall health care costs in the second half of the year.

CHRISTINE ARNOLD: Okay. So if you’ve got a 10 percent yield third quarter and a 10.5 percent cost trend, that implies your medical loss ratio will be — okay, so that gets us to the guidance. Alright. I’ve got it, thanks.

OPERATOR: Do you have any further questions, Ms. Arnold?

CHRISTINE ARNOLD: I think we’re all good. Thanks.

OPERATOR: At this time, there are no further questions. I’ll now turn the call back over to you.

DAVID OLSON: Thank you very much. Thank you, everybody, and Mike Engelhard and I are available all day for follow-up questions. Thanks again. We’ll see you in early November.

OPERATOR: Thank you. That does conclude today’s conference call. Thank you all for your participation. You may now disconnect.

[END]

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